Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRESTIGE BRANDS HOLDINGS, INC.

Prestige Brands Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.    That on July 31, 2018, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation. The proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article One thereof in its entirety and replacing it with a new Article One to read as follows:

“ARTICLE ONE
NAME

The name of the corporation is Prestige Consumer Healthcare Inc. (the “Corporation”).”

2.    That said amendment was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.    This amendment shall be effective at 11:59 p.m. EDT on August 17, 2018.

[Signature on following page]

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 31st day of July, 2018.

PRESTIGE BRANDS HOLDINGS, INC.

By:    /s/ William P’Pool
Name: William P’Pool
Title: SVP, General Counsel and Corporate Secretary